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                     [GREATER ATLANTIC FINANCIAL CORP. LOGO]



                        GREATER ATLANTIC FINANCIAL CORP.
              ANNOUNCES MUTUAL TERMINATION OF MERGER AGREEMENT WITH
                          SUMMIT FINANCIAL GROUP, INC.

         Reston, Virginia - December 16, 2008 - Greater Atlantic Financial Corp. ("Greater Atlantic") (Pink Sheets: GAFC.PK) announced today that it and Summit Financial Group, Inc. have mutually agreed to terminate the Agreement and Plan of Reorganization (the "Merger Agreement") that the parties previously executed as of June 9, 2008. Pursuant to the Termination Agreement, neither party shall have any liability or further obligation to any other party under the Merger Agreement.

         In making the announcement, Carroll E. Amos, President and Chief Executive Officer of Greater Atlantic, said "Current market conditions have had a negative impact on the ability of financial institutions to maintain the levels of condition and performance that would enable the institutions to complete proposed merger transactions under conditions existing at the time of the initial agreement or under conditions reasonably anticipated at that time. Under those circumstances, the board believed that a mutual agreement to terminate was in the best interest of Greater Atlantic and its shareholders."

         This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, but statements based on Greater Atlantic's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.



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         Forward-looking statements are not guarantees of future performance.
Numerous risks and uncertainties could cause or contribute to Greater Atlantic's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government, that would have a material adverse effect on Greater Atlantic's financial condition or results of operations, or both; legislative and regulatory changes that would have a material adverse effect on Greater Atlantic's financial condition or results of operations, or both; and other factors disclosed periodically in Greater Atlantic's filings with the Securities and Exchange Commission (the "SEC").

         Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by Greater Atlantic or on its behalf. Greater Atlantic assumes no obligation to update any forward-looking statements.

         Greater Atlantic is the holding company for Greater Atlantic Bank, a federally-chartered savings bank. We offer traditional banking services to customers through our bank branches located throughout the greater Washington, DC metropolitan area. Greater Atlantic had approximately $219 million in assets at June 30, 2008.


CONTACT:
Carroll E. Amos
President & CEO
Greater Atlantic Financial Corp.
(703) 391-1300
www.gab.com